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                                                                    EXHIBIT 99.3


              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
                                       OF
                        REMINGTON OIL AND GAS CORPORATION

PURPOSE AND RESPONSIBILITIES

The Nominating and Corporate Governance Committee (the "Nominating Committee") is a standing committee of the Board of Directors. Its primary purposes are to identify individuals qualified to become members of the Board of Directors, and to recommend a slate of directors to the Board of Directors for election at the Company's annual meeting or if requested by the Board of Directors, recommend director candidates to fill a vacancy on the Board; to draft and present to the Board of Directors a statement of the Company's Corporate Governance Guidelines and the Company's Code of Business Conduct and Ethics, and work with the Board to monitor compliance with the various governance documents, and to implement surveys for Board and committee annual performance evaluations

ORGANIZATION AND FUNCTIONS

         - Appointment and Term. The members of the Nominating Committee shall be appointed annually by the vote of the majority of the Board of Directors. The Board of Directors, by majority vote, may remove any member of the Nominating Committee. Except for the prior resignation or removal, each member of the Nominating Committee shall serve on the Nominating Committee until his or her term of office as a director of the Company expires.

         - Composition. The Nominating Committee shall be composed of three independent Directors.

         - Qualifications. In addition to meeting the director qualifications set forth in the Company's Corporate Governance Guidelines, the members of the Nominating Committee shall demonstrate an understanding of corporate governance matters and the laws, rules and regulations applicable thereto.

         - Independence. All members of the Nominating Committee must be Independent (as defined in the Company's By-Laws).

         - Appointment of a Chairperson. The Nominating Committee shall recommend a Chairperson from among its members to the Board of Directors for approval. It is the responsibility of the Chairperson to schedule all meetings of the Nominating Committee and provide the Nominating Committee, other members of the board, and the Company's Secretary with a written notice and written agenda for all meetings.

         - Meetings. The Nominating Committee shall meet at least once per year or more frequently as circumstances require. The Nominating Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

         - Reporting and Minutes. The Nominating Committee shall report to the entire Board of Directors and shall provide all notices and minutes of meetings of

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                  the Nominating Committee to the Board of Directors. All
                  notices, agendas, and minutes of meetings shall be provided to the Company's management in order for payment of any applicable meeting fees and expenses to be made.

         - Access to Management and Consultants. The Nominating Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Nominating Committee is authorized and empowered to retain such independent advisors, including counsel that the Nominating Committee may deem necessary in order to carry out its responsibilities. No engagement shall be a valid act of the committee and no compensation for the services of such advisors shall be paid by the Company unless, prior to such engagement, the Company Secretary was advised of the decision to engage the advisor, a preliminary budget for the engagement of the advisor was submitted to the Company Secretary, the identity of the advisor was made known to the Company Secretary so that conflicts could be checked and independence verified, and the Company Secretary was provided an undertaking by the committee chairperson that any and all letters, reports, and studies prepared by the advisor will be made known and made available to the Company's Board of Directors as a whole.

         - Functions regarding Director Nominations. The Nominating Committee shall on an annual basis affirmatively determine by a majority vote of its members those directors that are Independent in accordance with the standards set forth in the Company's Governance Standards for Directors and Committees of the Board and that each director nominee presents the qualifications necessary to be nominated as a director. Once the Nominating Committee has a recommended Slate of Directors, the Nominating Committee will forward the Slate of Directors to the Board of Directors. Each nominee for Director will be placed on the Slate of Directors to be elected by the stockholders at the Company's annual meeting upon receiving the affirmative vote of a majority of the Board of Directors.

         -        Functions regarding Director Resignations and Board Vacancies.
                  The Nominating Committee shall be empowered to accept or reject the resignation of a director upon the submission of such resignation. In the event that the resignation is accepted by the Nominating Committee, the Nominating Committee if so requested by the Board of Directors shall by majority vote forward the name of a nominee to fill the vacancy to the full board for election.

         - Functions regarding Code of Ethics and Corporate Governance Guidelines. The Nominating Committee shall work with the Board of Directors to develop a set of corporate governance principles and a Code of Ethics applicable to the Company. In assisting to develop these sets of principles or carrying out its other duties, the Nominating Committee is authorized to conduct research into any matters within the Nominating Committee's scope of responsibilities.

         - Review of Charter. The Nominating Committee shall at least on an annual basis review and update its charter and recommend any changes to the Board of Directors for approval.

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         -        Annual Performance Review. The Nominating Committee shall
                  prepare an annual performance evaluation of the Nominating Committee in accordance with the Company's By-Laws.

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